April 27, 2015

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE: APEX 11 Inc.

File No. 000-5494

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated April 27, 2015 of APEX 11 Inc. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ Anton & Chia, LLP

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